Exhibit 99

FOR IMMEDIATE RELEASE

July 29, 2015

THE EASTERN COMPANY REPORTS AN INCREASE IN REVENUE OF 7%
FOR THE SECOND QUARTER AND 5% FOR THE SIX MONTHS OF 2015

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the second quarter and six months of 2015.  Sales for the quarter were $37.0 million, compared to $34.8 million for the same period in 2014, a 7% increase, while net income was $585,000 or $0.09 per diluted share, compared to the $1.7 million or $0.27 per diluted share, reported in the second quarter of 2014.

Net sales for the six months of 2015 were $73.9 million compared to $70.6 million for the first six months of 2014, a 5% increase. For the six month period ended July 4, 2015 net income was $1.5 million or $0.23 per diluted share, compared to $3.2 million or $0.51 per diluted share for the same period in 2014.

Leonard F. Leganza, Chairman, President and CEO, stated, “Sales for the second quarter increased 7% and 5% for first half of the year primarily due to the Argo acquisition in December 2014. Our new composite panel production facility located in North Carolina is now in production manufacturing sleeper cabs for the Western Star new Class 8 truck called the “Phantom.” The build rate in June was 4 sleepers per day which has accelerated to a build rate of 10 sleepers per day in July and is anticipated to grow to 18 sleepers per day in the fourth quarter of 2015. We expect to recoup all of our start up costs and be accretive to earnings for the full year.”

Mr. Leganza added, “Net income in the second quarter of 2015 and the first half of 2015 were significantly down due to the one-time expenses incurred during a Proxy Contest during the first half of the year. The proxy contest expense had a negative impact on the second quarter earnings of approximately ($0.14) per diluted share and had a negative impact for the first half of 2015 of approximately ($0.21) per diluted share. No further expenses relating to the proxy contest are anticipated.”

Mr. Leganza continued, “Sales in the Security Products Segment were up 24% in second quarter. Sales in the Metal Products segment were down 11% in the second quarter and down 12% for the first half of 2015 compared to the prior year periods. Continued softness in the U.S. mining industry where mine closings in the Eastern (Appalachian) region coal has been the major reason for the decrease in sales in this segment. However, some of the decline in the U.S. mining industry has been partially offset with increased sales of mining products into the Canadian mining industry in the second quarter and first half of 2015. To offset the softness in the U.S. Mining industry we are working with our major mining supply customers to expand mining product sales internationally. Further, on the positive side, our contract casting sales increased 8% in the second quarter and 4% for the first half compared to the same periods in the prior year and we are working with several new customers on casting projects which should have a positive impact in the second half of the year.

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets. More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	July 4,2015	June 28, 2014	July 4,2015	June 28, 2014
Net Sales	$ 37,037,697	$ 34,779,773	$73,914,539	$70,628,899

Net Income	$ 584,594	$ 1,693,503	$ 1,458,545	$ 3,196,388

Net Income Per Share:
Basic	$ 0.09	$ 0.27	$ 0.23	$ 0.51
Diluted	$ 0.09	$ 0.27	$ 0.23	$ 0.51

Weighted average
shares outstandings:
Basic	6,244,451	6,222,676	6,244,250	6,222,444
Diluted	6,244,451	6,239,866	6,244,250	6,239,507